Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (July 19, 2010) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $1,380,000 or $0.34 per share ($0.34 diluted) for the quarter ended June 30, 2010, compared to the $49,000 or $0.01 per share ($0.01 diluted) earned in the second quarter of 2009.  For the first six months of 2010, net income available to common shareholders was $2,846,000 or $0.70 per share ($0.70 diluted), compared to $789,000 or $0.20 per share ($0.20 diluted) for the same period in 2009.

The increase in earnings for both periods was the result of an increase in net interest income and a decrease in the provision for loan losses, which more than offset increases in noninterest expense and income tax expense. The $4,138,000 or 38 percent increase in net interest income for the current six month period reflected a larger volume of interest earning assets, principally business loans and investment securities.  Net interest income was also favorably impacted by lower rates paid on deposit products, which reflected record lows for short-term market interest rates. The provision for loan losses for the current six month period decreased $533,000 or 28 percent compared to 2009. The provision in the prior year included the impact of a large provision for an impaired real estate loan that was later classified to the foreclosed real estate portfolio. Loan charge-offs, which were reserved for in prior periods, increased during the current quarter. As a result, the Corporation’s allowance for loan losses ratio decreased and the annualized net loan charge-offs ratio increased. The $1,399,000 or 12 percent increase in noninterest expense for the current six month period was primarily the result of increased carrying costs and loss provisions for foreclosed real estate, and increased carrying costs for impaired loans compared to 2009.   The $1,053,000 or 282 percent increase in income tax expense for the current six month period compared to 2009 was primarily the result of a significant increase in pretax income. Additionally, the prior year included a one-time $242,000 tax benefit associated with restructuring employee benefit plans.

On June 30, 2010, total assets were approximately $917 million, representing a $77 million or 9 percent increase above June 30, 2009.  Compared to one year ago, asset growth occurred primarily in the business loans and investment securities portfolios.  So far this year loan demand has been sluggish in response to the prolonged economic slowdown and the high rate of unemployment, while deposit growth has remained steady.  Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

In other news, on July 13, 2010, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.08 per common share, payable on or before August 10, 2010 to shareholders of record on July 27, 2010. This dividend represents a $0.02 per share or 33 percent increase above the dividend paid in the previous quarter.  The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest income	$10,920	$9,963	$21,475	$19,252
Interest expense	3,232	4,271	6,549	8,464
Net interest income	7,688	5,692	14,926	10,788
Provision for loan losses	630	1,639	1,350	1,883
Noninterest income	1,758	1,551	3,297	3,044
Gain on sale of loans held for sale	217	403	361	570
Gain on sale of securities	108	128	108	291
Noninterest expense	7,242	6,119	13,326	11,927
Income before income taxes (benefit)	1,899	16	4,016	883
Provision (benefit) for income taxes	274	(277)	680	(373)
Net income	1,625	293	3,336	1,256
Preferred stock dividends and discount accretion	245	244	490	467
Net income available to common shareholders	$1,380	$49	$2,846	$789
Basic and diluted earnings per common share	$0.34	$0.01	$0.70	$0.20

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	June 30,	December 31,	June 30,
	2010	2009	2009

Cash and short term investments	$38,302	$26,179	$25,763
Investment securities	191,191	178,454	165,458
Loans	646,888	647,143	616,866
Allowance for loan losses	(6,366)	(7,175)	(6,145)
Net loans	640,522	639,968	610,721
Premises and equipment, net	10,946	11,223	11,640
Other assets	35,904	37,007	26,443
Total assets	$916,865	$892,831	$840,025

Deposits	$757,897	$722,957	$685,512
Borrowed funds	73,046	92,748	79,895
Other liabilities	9,448	5,114	5,924
Shareholders’ equity	76,474	72,012	68,694
Total liabilities and shareholders' equity	$916,865	$892,831	$840,025

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2010	2010	2009	2009	2009	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2010	2009
Earnings and Per Share Data
(in thousands, except per share data)
Net income available to common shareholders	$1,380	$1,466	$857	$831	$49	$2,846	$789
Basic and diluted earnings per common share	$0.34	$0.36	$0.21	$0.21	$0.01	$0.70	$0.20
Cash dividends paid per common share	$0.06	$0.03	$0.03	$0.03	$0.08	$0.09	$0.20
Book value per common share	$14.63	$14.05	$13.60	$13.77	$12.88	$14.63	$12.88
Average common shares outstanding	4,083	4,077	4,064	4,051	4,032	4,080	4,028
Average diluted common shares outstanding	4,094	4,077	4,064	4,051	4,032	4,082	4,028

Performance Ratios (%)
Return on average assets (4)	0.72	0.77	0.50	0.50	0.14	0.74	0.31
Return on average equity (4)	8.65	9.33	6.05	6.12	1.66	8.99	3.64
Return on average realized equity (1)(4)	9.04	9.74	6.32	6.28	1.70	9.38	3.71
Net interest margin (2)	3.76	3.69	3.53	3.15	3.04	3.73	3.03
Efficiency ratio (3)	71.6	64.9	68.8	73.6	75.9	68.3	78.8

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	1.22	0.11	0.36	0.15	0.23	0.67	0.15
Allowance for loan losses to total loans	0.99	1.19	1.11	1.02	1.00	0.99	1.00
Nonperforming assets to total loans
and other real estate	3.55	4.30	5.33	3.98	3.29	3.55	3.29

Capital Ratios (%)
Average equity to average assets	8.30	8.26	8.35	8.17	8.50	8.28	8.62
Tier 1 leverage capital ratio	9.09	9.13	9.11	9.14	9.36	9.09	9.36
Tier 1 risk-based capital ratio	12.23	12.03	11.83	11.86	11.79	12.23	11.79
Total risk-based capital ratio	13.18	13.18	12.90	12.84	12.72	13.18	12.72

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2) net interest income (tax-equivalent) as a percentage of average interest earning assets
(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4) annualized for the periods presented

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